UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2011

GOLDEN STAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

CANADA	1-12284	98-0101955
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10901 West Toller Drive, Suite 300 Littleton, Colorado	80127-6312
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-830-9000

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) D. Scott Barr resigned from his position as Executive Vice President and Chief Operating Officer of Golden Star Resources Ltd. (the “Company”) effective March 9, 2011. Mr. Barr is no longer an officer of the Company, but shall continue with the Company in the position of Advisor to the President and Chief Executive Officer and Chief Operating Officer. Mr. Barr’s amended and restated employment agreement with the Company provides for an annual base salary of $200,000 and that he shall retire on April 15, 2012 unless the Corporation extends his employment term in its discretion. Upon retirement or if he is terminated without cause before retirement, Mr. Barr is eligible to receive accrued compensation plus Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA) and health insurance benefits for himself and his family until he reaches age 65.

(c) Effective March 9, 2011, Sam Coetzer, age 51, was appointed Executive Vice President and Chief Operating Officer of the Company. Mr. Coetzer has over 24 years of international mining experience, having held increasing levels of responsibility in various mining companies including Kinross Gold Corporation, Xstrata Nickel, Xstrata Coal South Africa, and Placer Dome, with particular emphasis on integration and streamlining of operations. From February 2010 until joining the Corporation, he was the Senior Vice-President, Red Back Integration, and from May 2009 to February 2010 he was Senior Vice-President, South American Operations, for Kinross Gold Corporation. In this role, Mr. Coetzer was responsible for overseeing the Kinross assets in Brazil, Chile and Ecuador. From June 2007 to October 2008, Mr. Coetzer was the Chief Operating Officer of Xstrata Nickel and from March 2006 to June 2007 he was Chief Operating Officer of Xstrata Coal South Africa. Mr. Coetzer also has significant experience in Africa, having been with Placer Dome Inc.’s South African and Tanzanian operations since 1996, most recently as the Managing Director - South Africa and the Executive General Manager - Tanzania from 2003 to 2005.

The Company entered into an employment agreement (the “Agreement”) with Mr. Coetzer as of March 9, 2011. The Agreement provides for employment for one-year terms with automatic renewal for successive one-year periods and an annual base salary of US$450,000, as may be increased from time to time during the term of the Agreement. Mr. Coetzer is entitled to participate in the Company’s Third Amended and Restated 1997 Stock Option Plan (the “Option Plan”), the Executive Management Performance Bonus Plan, and benefit and deferred compensation plans generally available to executive officers of the Company from time to time.

Pursuant to the Agreement, Mr. Coetzer shall receive a starting bonus of US$100,000. On March 9, 2011, Mr. Coetzer was granted 400,000 options under the Option Plan, of which 25% are vested and the remaining 75% will vest in three equal installments of 25% on the day prior to the anniversary dates of the grant during the next three years of employment. The options are exercisable at Cdn$2.83 per share (US$2.91), which was the closing price of the Company’s common shares on the Toronto Stock Exchange on March 8, 2011, the day immediately preceding the grant date as provided by the terms of the Option Plan.

Mr. Coetzer is entitled to payments upon certain termination of employment events as described in the Agreement. Mr. Coetzer is entitled to a lump sum payment upon a termination of employment by the Company without cause or upon a termination by Mr. Coetzer in the event of a material breach of the Agreement by the Company, in the amount of Mr. Coetzer’s accrued compensation plus, subject to certain conditions, an amount equal to one times the sum of (a) Mr. Coetzer’s then current base salary, and (b) the average of the target bonus for Mr. Coetzer for the current calendar year and the bonus paid to Mr. Coetzer for the previous calendar year.

Mr. Coetzer is also entitled to a lump sum payment in the event of a termination upon a “change in control,” as defined in the Agreement, in the amount of his accrued compensation plus, subject to certain conditions, an amount equal to (a) two times the sum of (i) Mr. Coetzer’s base salary for the calendar year in which the termination became effective, and (ii) the average of the target bonus for Mr. Coetzer for the current calendar year and the bonus paid to Mr. Coetzer for the previous calendar year, plus (b) a pro rata portion of Mr. Coetzer’s target bonus for the current calendar year.

Subject to the terms of the Option Plan, all of the stock options granted to Mr. Coetzer under the Option Plan shall become vested and immediately exercisable for a period of 12 months from Mr. Coetzer’s date of termination (a) upon a change in control, or (b) if after March 9, 2012, (i) the Company’s failure to elect Mr. Coetzer as a vice president of the Company or to an executive position possessing comparable responsibilities, or (ii) termination without cause.

The foregoing summary of the material terms of the Agreement is by its nature incomplete. For further information regarding the terms and conditions of the Agreement, please refer to the Agreement which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and between Golden Star Resources Ltd. and Sam Coetzer, dated March 9, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2011

Golden Star Resources Ltd.

By:	/s/ John A. Labate
John A. Labate
Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between Golden Star Resources Ltd. and Sam Coetzer, dated March 9, 2011